Exhibit 2
                                                                       ---------



                                  FIRST AMENDED


                              CHEVIOT SAVINGS BANK

                             PLAN OF REORGANIZATION

                         FROM A MUTUAL SAVINGS AND LOAN
                           TO A MUTUAL HOLDING COMPANY

                             AND STOCK ISSUANCE PLAN

                                TABLE OF CONTENTS
                                -----------------


1.       Introduction - Business Purpose ....................................  1
2.       Definitions ........................................................  2
3.       The Reorganization .................................................  8
4.       Conditions to Implementation of the Reorganization ................. 12
5.       Special Meeting of Members ......................................... 12
6.       Rights of Members of the MHC ....................................... 13
7.       Conversion of MHC to Stock Form .................................... 13
8.       Timing of the Reorganization and Sale of Capital Stock ............. 14
9.       Number of Shares to be Offered ..................................... 14
10.      Independent Valuation and Purchase Price of Shares ................. 14
11.      Method of Offering Shares and Rights to Purchase Stock ............. 16
12.      Additional Limitations on Purchases of Common Stock ................ 19
13.      Payment for Stock .................................................. 21
14.      Manner of Exercising Subscription Rights Through Order Forms ....... 22
15.      Undelivered, Defective or Late Order Form; Insufficient Payment .... 23
16.      Completion of the Stock Offering ................................... 24
17.      Market for Common Stock ............................................ 24
18.      Stock Purchases by Management Persons After the Stock Offering ..... 24
19.      Resales of Stock by Management Persons ............................. 24
20.      Stock Certificates ................................................. 24
21.      Restriction on Financing Stock Purchases ........................... 25
22.      Stock Benefit Plans ................................................ 25
23.      Post-Reorganization Filing and Market Making ....................... 25
24.      Payment of Dividends and Repurchase of Stock ....................... 26
25.      Establishment and Funding of the Foundation ........................ 26
26.      Interpretation ..................................................... 27
27.      Reorganization and Stock Offering Expenses ......................... 27
28.      Amendment or Termination of the Plan ............................... 27

                                    Exhibits
                                    --------

Exhibit A         Charter and Bylaws of the Bank
Exhibit B         Charter and Bylaws of the Holding Company
Exhibit C         Charter and Bylaws of the Mutual Holding Company

                   Cheviot Savings Bank Plan of Reorganization
           From a Mutual Savings and Loan to a Mutual Holding Company
                             And Stock Issuance Plan


1.       INTRODUCTION - BUSINESS PURPOSE

         The Board of Directors of Cheviot Savings Bank (the "Bank") has adopted this Plan of Reorganization from Mutual Savings and Loan Association to Mutual Holding Company and Stock Issuance Plan (the "Plan") pursuant to which the Bank proposes to reorganize from an Ohio-chartered mutual savings and loan into the mutual holding company structure (the "Reorganization") under Ohio state law, Federal law and the regulations of the OTS, and other applicable Federal laws and regulations. Prior to the closing of the Reorganization and Stock Offering, the Bank will convert to an Ohio state stock savings and loan association regulated by the ODFI and the OTS, the mutual holding company will be a federal mutual holding company and the mid-tier holding company will be a federal stock holding company, both regulated by the OTS. This Plan has been adopted by the Board of Directors of the Bank, and will be ratified by the Board of Directors of the Bank upon completion of the Charter Conversion.

         As part of the Reorganization and the Plan, the Bank will convert to an Ohio stock savings and loan association (the "Stock Bank"), and will establish Cheviot Mutual Holding Company (the "MHC") and Cheviot Financial Corp. (the "Holding Company") as federal corporations. The Holding Company will be a majority-owned Subsidiary of the MHC at all times so long as the MHC remains in existence, and the Stock Bank will become a wholly-owned Subsidiary of the Holding Company. Concurrently with the Reorganization, the Holding Company intends to offer for sale up to 45% of its Common Stock in the Stock Offering on a priority basis to qualifying depositors, the Foundation, and Tax-Qualified Employee Plans of the Bank, with any remaining shares offered to the public in a Community Offering. In the event the Holding Company is not established as part of the Reorganization, the Board of Directors may elect to proceed with the Reorganization by forming the Stock Bank as a direct majority-owned Subsidiary of the MHC. In such event, any reference in this Plan to a Stock Offering by the Holding Company shall mean a stock offering by the Stock Bank directly, and the terms and conditions of the Stock Offering described herein shall apply to a stock offering by the Stock Bank unless clearly inapplicable.

         The primary purpose of the Reorganization is to establish a holding company and stock savings and loan charter that will enable the Bank to compete and expand more effectively in the financial services marketplace. The Reorganization will permit the Holding Company to issue Capital Stock, which is a source of capital not available to mutual savings and loan associations. Since the Holding Company will not be offering all of its common stock for sale to depositors and the public in the Stock Offering, the Reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. The Reorganization also will offer the Bank more capital raising opportunities to effect future transactions, including the acquisition of banks and other financial services companies, since a majority of the Holding Company's common stock will be available for sale in the future. It will also provide the Bank with greater flexibility to structure and finance the expansion of its operations, including the potential acquisition of other financial institutions. Lastly, the Reorganization will enable the Bank to better manage its capital by

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providing broader investment opportunities through the holding company structure and by enabling the Bank to distribute excess capital to stockholders of the Holding Company. Although the Reorganization and Stock Offering will create a stock savings and loan and stock holding company, only a minority of the Common Stock will be offered for sale in the Stock Offering. As a result, the Bank's mutual form of ownership and its ability to remain an independent savings and loan and to provide community-oriented financial services will be preserved through the mutual holding company structure. The Reorganization is subject to the approval of the Bank Regulators, and, as required under applicable Ohio law, must be approved by the affirmative vote of at least 60% of the total votes eligible to be cast by Members.

         As part of the Reorganization, and consistent with the Bank's ongoing commitment to remain an independent community-oriented savings bank, the Bank plans to establish the Foundation. The Foundation is intended to complement the Bank's existing community reinvestment and charitable activities in a manner that will allow the local community to share in the growth and success of the Bank. The Holding Company plans to donate to the Foundation, or trust, immediately following the Reorganization, Common Stock in an amount equal to 75,000 shares or 1.3% at the midpoint of the Offering Range issued in the Stock Offering, plus the Bank plans to contribute $750,000 in cash to the Foundation.


2.       DEFINITIONS

         As used in this Plan, the terms set forth below have the following meanings:

         Acting in Concert: The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person or company which acts in concert with another Person or company ("other party") shall also be deemed to be acting in concert with any Person or company who is also acting in concert with the other party, except that any Tax-Qualified Employee Plan will not be deemed to be acting in concert with its trustee or a Person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

         Actual Subscription Price: The price per share, determined as provided in this Plan, at which the Common Stock will be sold in the Subscription Offering.

         Affiliate: Any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.


         Associate: The term "Associate," when used to indicate a relationship with any Person, means: (i) any corporation or organization (other than the Bank, the Holding Company, the MHC or a majority-owned Subsidiary of any thereof) of which such Person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization; (ii) any trust or other estate, if the Person has a substantial beneficial interest in the trust or estate or is the trustee or fiduciary of the trust or estate; or (iii) any Person


                                       -2-
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who is related by blood or marriage to such Person and (a) who lives in the same house as the Person; or (b) who is a director or senior officer of the Bank, the Holding Company, the MHC or a Subsidiary thereof. For purposes of Sections 563b.370, 563b.380, 563b.385, 563b.390, 563b.395 and 563b.505 of the
Regulations, a Person who has a substantial beneficial interest in a Tax Qualified or Non-Tax Qualified Employee Plan, or who is a trustee or a fiduciary of the Plan, is not a associate of the Plan. For purposes of Section 563b.370 of the Regulations, a Tax Qualified Employee Plan is not an associate of a Person.


         Bank: Cheviot Savings Bank in its pre-Reorganization mutual form and post-Reorganization stock form, as indicated by the context.

         Bank Regulators: The applicable Federal or state bank regulatory agency or agencies responsible for reviewing and approving the Reorganization, including the ownership of the Bank by the Holding Company. OTS and ODFI (to the extent applicable under state law) will have authority to approve this Plan, the Reorganization and the Stock Offering.

         Capital Stock: Any and all authorized stock of the Bank or the Holding Company.

         Charter Conversion: The conversion of the Bank's charter from an Ohio state-chartered mutual savings and loan to an Ohio state-chartered stock institution.

         Code: The Internal Revenue Code of 1986, as amended.

         Common Stock: Common stock issuable by the Holding Company in connection with the Reorganization, including securities convertible into Common Stock, pursuant to its certificate of incorporation.

         Community: Hamilton County, Ohio.

         Community Offering: The offering to certain members of the general public pursuant to this Plan of any shares of common stock that have not been purchased in the Subscription Offering. The Community Offering may include a Syndicated Community Offering or public offering.

         Deposit Account(s): All withdrawable deposits of the Bank as defined in
Section 561.42 of the rules and regulations of the OTS, including, without limitation, savings, time, demand, NOW accounts, money market, certificate and passbook accounts maintained by the Bank.

         Director: A director of the Bank in mutual or stock form as indicated by the context.

         Effective Date: The date upon which all necessary approvals have been obtained to consummate the Reorganization, and the transfer of assets and liabilities of the Bank to the Stock Bank is completed.

         Eligible Account Holder: Any Person holding a Qualifying Deposit on the Eligibility Record Date.

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         Eligibility Record Date: April 30, 2002, the date for determining who qualifies as an Eligible Account Holder.

         Employee Plan: Any Tax-Qualified Employee Stock Benefit Plan of the Bank including the ESOP and 401(k) Plan.

         ESOP: The employee stock ownership plan established by either the Bank or the Holding Company.

         Estimated Valuation Range: The range of the estimated pro forma market value of the total number of shares of Common Stock to be issued by the Holding Company to the MHC and to Minority Stockholders, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

         Exchange Act: The Securities Exchange Act of 1934, as amended.

         FDIC: The Federal Deposit Insurance Corporation.

         Foundation: The charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Code that will be established by the Holding Company and the Bank immediately following consummation of the Charter Conversion and Reorganization.

         HOLA: The Home Owners' Loan Act, 12 USCss.ss.1461 et seq.

         Holding Company: Cheviot Financial Corp., the federal corporation that will be majority-owned by the MHC and which will own 100% of the common stock of the Bank, and any successor to such corporation that may be established in connection with a Conversion Transaction.

         Holding Company Application: The Holding Company Application on Form H-(e)l to be submitted by the Bank to the OTS to have the Holding Company acquire the common stock of the Bank.

         Independent Appraiser: The appraiser retained by the Bank to prepare an appraisal of the pro forma market value of the Bank and the Holding Company.

         Independent Valuation: The estimated pro forma market value of the Holding Company and the Bank as determined by the Independent Appraiser.

         Management Person: Any Officer or Director of the Bank or any Affiliate of the Bank, and any Person Acting in Concert with any such Officer or Director.

         Market Maker: A dealer (i.e., any Person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide competitive bid and offer quotations on request, and (ii) is ready, willing and able to effect transactions in reasonable quantities at the dealer's quoted prices with other brokers or dealers.

         Members: Any Person or entity who qualifies as a member of the Bank pursuant to its charter and bylaws.

         MHC: Cheviot Mutual Holding Company, the mutual holding company resulting from the Reorganization.

         Minority Ownership Interest: The shares of the Holding Company's Common Stock owned by Persons other than the MHC.

         Minority Stockholder: Any owner of the Holding Company's Common Stock, other than the MHC.

         Minority Stock Offering: One or more offerings of up to 49.9% in the aggregate of the outstanding Common Stock of the Holding Company to Persons other than the MHC.

         Non-Voting Stock: Any Capital Stock other than Voting Stock.

         Notice: The Notice of Mutual Holding Company Reorganization to be submitted by the Bank to the OTS to notify the OTS of the Reorganization and the Stock Offering.

         ODFI: The Ohio Division of Financial Institutions, and any successor thereto.

         Offering Price Range: The aggregate purchase price of the Common Stock to be sold in the Stock Offering based on the Independent Valuation expressed as a range which may vary within 15% above or 15% below the midpoint of such range, with a possible adjustment of up to 15% above the maximum of such range. The Offering Price Range will be based on the Estimated Valuation Range, but will represent a Minority Ownership Interest equal to up to 45% of the Common Stock.

         Offering Range: The total number of shares, and a range thereof, of Common Stock to be issued and offered for sale in the Stock Offering.

         Officer: An executive officer of the Holding Company or the Bank, including the Chief Executive Officer, President, Executive Vice President, Senior Vice Presidents, Vice Presidents in charge of principal business functions, Secretary, Treasurer and any other employee participating in major policy making functions of the institution.

         Order Form: Any form (together with any attached cover letter and/or certifications or acknowledgements), sent by the Bank to any Person containing among other things a description of the alternatives available to such Person under the Plan and by which any such Person may make elections regarding purchases of Holding Company Common Stock in the Subscription and Community Offerings.

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

         Other Member: Any Person who is a Member of the Bank at the close of business on the Voting Record Date who is not an Eligible Account Holder or Supplemental Eligible Account Holder, or Tax-Qualified Employee Plan.

         OTS: The Office of Thrift Supervision, and any successor thereto.

         Person: An individual, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization, government entity or political subdivision of a government.

         Plan: This Plan of Reorganization from Mutual Savings and Loan to Mutual Holding Company and Stock Issuance Plan.

         Qualifying Deposit: The aggregate of one or more Deposit Accounts with an aggregate balance of $50 or more as of the close of business on the Eligibility Record Date or as of the close of business on the Supplemental Eligibility Record Date, as the case may be. Deposit Accounts with aggregate total deposit balances of less than $50 shall not constitute a Qualifying Deposit.

         Regulations: The regulations of the OTS regarding a mutual holding company reorganization, stock issuance and conversion to stock form.

         Reorganization: The reorganization of the Bank into the mutual holding company structure including the organization of the MHC, the Holding Company, and the Stock Bank pursuant to this Plan.

         Resident: The terms "resident" "residence," reside," or "residing" as used herein with respect to any Person shall mean any Person who occupies a dwelling within the Bank's Community, has an intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a Person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank.

         SEC: The Securities and Exchange Commission.

         Special Meeting: The Special Meeting of Members, and any adjournment thereof, called for the purpose of considering and voting on the Plan.

         Stock Bank: The Ohio state-chartered stock savings and loan resulting from the Reorganization in accordance with the Plan, which will be the successor to the Bank.

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


         Stock Offering: The offering of Common Stock of the Holding Company to Persons other than the MHC, in a Subscription Offering and, to the extent shares remain available, in a Community Offering; and including any Common Stock contributed to the Foundation.


         Subscription Offering: The offering of Common Stock of the Holding Company for subscription and purchase pursuant to this Plan.

         Subsidiary: A company that is controlled by another company, either directly or indirectly through one or more subsidiaries.

         Supplemental Eligible Account Holder: Any Person holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder, a Tax-Qualified Employee Plan, or an Officer or Director of the Bank.

         Supplemental Eligibility Record Date: The supplemental record date for determining who qualifies as a Supplemental Eligible Account Holder. The Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding the OTS' approval of the Reorganization.

         Syndicated Community Offering: At the discretion of the Bank and the Holding Company, the offering of Common Stock following or contemporaneously with the Community Offering through a syndicate of broker-dealers.

         Tax-Qualified Employee Plan: Any defined benefit plan or defined contribution plan (including any employee stock ownership plan, stock bonus plan, profit-sharing plan, or other plan) of the Bank, the Holding Company, the MHC or any of their affiliates, which, with its related trusts, meets the requirements to be qualified under Section 401 of the Code. The term Non-Tax-Qualified Employee Benefit Plan means any defined benefit plan or defined contribution plan that is not so qualified.

         Voting Record Date: The date established by the Bank for purposes of determining which Members are entitled to vote on the Plan at the Special Meeting.

         Voting Stock:

         (1) Voting Stock means common stock or preferred stock, or similar interests if the shares by statute, charter or in any manner, entitle the holder:

                  (i) To vote for or to select directors of the Bank or the Holding Company; and

                  (ii) To vote on or to direct the conduct of the operations or other significant policies of the Bank or the Holding Company.

         (2) Notwithstanding anything in paragraph (1) above, preferred stock is not "Voting Stock" if:

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

                  (i) Voting rights associated with the preferred stock are limited solely to the type customarily provided by statute with regard to matters that would significantly and adversely affect the rights or preferences of the preferred stock, such as the issuance of additional amounts or classes of senior securities, the modification of the terms of the preferred stock, the dissolution of the Bank or the Holding Company, or the payment of dividends by the Bank or the Holding Company when preferred dividends are in arrears;

                  (ii) The preferred stock represents an essentially passive investment or financing device and does not otherwise provide the holder with control over the issuer; and

                  (iii) The preferred stock does not at the time entitle the holder, by statute, charter, or otherwise, to select or to vote for the selection of directors of the Bank or the Holding Company.

         (3) Notwithstanding anything in paragraphs (1) and (2) above, "Voting Stock" shall be deemed to include preferred stock and other securities that, upon transfer or otherwise, are convertible into Voting Stock or exercisable to acquire Voting Stock where the holder of the stock, convertible security or right to acquire Voting Stock has the preponderant economic risk in the underlying Voting Stock. Securities immediately convertible into Voting Stock at the option of the holder without payment of additional consideration shall be deemed to constitute the Voting Stock into which they are convertible; other convertible securities and rights to acquire Voting Stock shall not be deemed to vest the holder with the preponderant economic risk in the underlying Voting Stock if the holder has paid less than 50% of the consideration required to directly acquire the Voting Stock and has no other economic interest in the underlying Voting Stock.

3.       THE REORGANIZATION

         A.       Organization of the Holding Companies and the Bank

         As part of the Reorganization the Bank will convert to an Ohio state stock charter and become the Stock Bank, and the Holding Company and the MHC will be established as federal corporations. The Reorganization will be effected as follows, or in any manner approved by the Bank Regulators that is consistent with the purposes of this Plan and applicable laws and regulations: (i) the Bank will organize an interim federally-chartered stock savings bank as a wholly-owned Subsidiary ("Interim One"); (ii) Interim One will also organize an interim federally-chartered stock savings bank as a wholly-owned Subsidiary ("Interim Two"); (iii) Interim One will organize the Holding Company as a wholly-owned Subsidiary; (iv) the Bank will exchange its charter for an Ohio state stock savings and loan charter to become the Stock Bank and Interim One will exchange its charter for a federal mutual holding company charter to become the MHC; (v) simultaneously with step (iv), Interim Two will merge with and into the Stock Bank with the Stock Bank as the resulting institution; (vi) all of the initially issued stock of the Stock Bank will be

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transferred to the MHC in exchange for membership interests in the MHC; and
(vii) the MHC will contribute the capital stock of the Stock Bank to the Holding Company, and the Stock Bank will become a wholly-owned Subsidiary of the Holding Company.

         Contemporaneously with the Reorganization, the Holding Company will offer for sale in the Stock Offering shares of Common Stock representing the pro forma market value of the Holding Company and the Bank. Upon consummation of the Reorganization, the legal existence of the Bank will not terminate, but the Stock Bank will be a continuation of the Bank, and all property of the Bank, including its right, title, and interest in and to all property of whatsoever kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Bank, or which would inure to the Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the Stock Bank, including but not limited to all of the assets and liabilities (including the savings accounts, demand accounts, tax and loan accounts, United States Treasury general accounts, or United States Treasury Time Deposit Accounts, as defined in the Regulations), which will thereupon become an operating savings bank Subsidiary of the Holding Company and of the MHC. The Stock Bank will have, hold, and enjoy the same in its right and fully and to the same extent as the same was possessed, held, and enjoyed by the Bank. The Stock Bank will continue to have, succeed to, and be responsible for all the rights, liabilities and obligations of the Bank and will maintain its headquarters and operations at the Bank's present locations.


         The Bank will apply to the OTS to have the Holding Company receive or retain (as the case may be) up to 38.3% of the net proceeds of the Stock Offering, or such other amount as may be determined by the Board of Directors. The Stock Bank may distribute additional capital to the Holding Company following the Reorganization, subject to the Regulations governing capital distributions.


         Upon completion of the Reorganization and Stock Offering, the MHC, the Holding Company and the Stock Bank will be structured as follows:

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        ------------------    -------------------------    ----------------
        |                |    |                       |    |  Charitable  |
        |       MHC      |    |  Public Stockholders  |    |  Foundation  |
        |                |    |        (43.7%)        |    |    (1.3%)    |
        ------------------    -------------------------    ----------------
               |                       |                        |
               | 55% of the            |  45% of the            |
               | Common Stock          |  Common                |
               |                       |  Stock                 |
               |                       |                        |
               |    ------------------------------              |
               |    |                            |              |
               |    |      Holding Company       |---------------
               -----|                            |
                    ------------------------------
                                   |
                                   |  100% Ownership
                                   |
                    ------------------------------
                    |                            |
                    |         Stock Bank         |
                    |                            |
                    ------------------------------


         B.       Effect on Deposit Accounts and Borrowings

         Upon consummation of the Reorganization each deposit account in the Bank on the Effective Date will become a deposit account in the Stock Bank in the same amount and upon the same terms and conditions, and will continue to be federally insured up to the legal maximum by the FDIC in the same manner, as the deposit account existed in the Bank immediately prior to the Reorganization. Upon consummation of the Reorganization, all loans and other borrowings from the Bank shall retain the same status with the Stock Bank after the Reorganization as they had with the Bank immediately prior to the Reorganization.

         C.       The Bank

         Upon completion of the Reorganization the Stock Bank will be authorized to exercise any and all powers, rights and privileges of, and will be subject to all limitations applicable to, capital stock savings and loans under Ohio law. A copy of the proposed Charter and Bylaws of the Stock Bank is attached hereto as Exhibit A and made a part of this Plan. The Reorganization will not result in any reduction of the amount of retained earnings (other than the assets of the Bank retained by or distributed to the Holding Company or the MHC), undivided profits, and general loss reserves that the Bank had prior to the Reorganization. Such retained earnings and general loss reserves will be accounted for by the MHC, the Holding Company and the Stock Bank on a consolidated basis in accordance with generally accepted accounting principles.

         The initial members of the Board of Directors of the Stock Bank will be the members of the existing Board of Directors of the Bank. The Stock Bank will be wholly owned by the Holding

                                      -10-
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Company. The Holding Company will be wholly owned by its stockholders who will consist of the MHC and the Persons who purchase Common Stock in the Stock Offering and any subsequent Minority Stock Offering. Upon the Effective Date of the Reorganization, the voting and membership rights of Members will be transferred to the MHC, subject to the conditions specified below.

         D.       The Holding Company

         The Holding Company will be authorized to exercise any and all powers, rights and privileges, and will be subject to all limitations applicable to savings and loan holding companies and mutual holding companies under federal law and regulations. The initial members of the Board of Directors of the Holding Company will be the existing Board of Directors of the Bank. Thereafter, the voting stockholders of the Holding Company will elect approximately one-third of the Holding Company's directors annually. A copy of the proposed Charter and Bylaws of the Holding Company is attached as Exhibit B and are made part of this Plan.

         The Holding Company will have the power to issue shares of Capital Stock to Persons other than the MHC. However, so long as the MHC is in existence, the MHC will be required to own at least a majority of the Voting Stock of the Holding Company. The Holding Company may issue any amount of Non-Voting Stock to Persons other than the MHC. The Holding Company will be authorized to undertake one or more Minority Stock Offerings of up to 49.9% in the aggregate of the total outstanding Common Stock of the Holding Company, and the Holding Company intends to offer for sale up to 45% of its Common Stock in the Stock Offering.

         E.       The Mutual Holding Company

         As a mutual corporation, the MHC will have no stockholders. The members of the MHC will have exclusive voting authority as to all matters requiring a vote of members under the Charter of the MHC. Persons who have membership rights with respect to the Bank under its existing Charter immediately prior to the Reorganization shall continue to have such rights solely with respect to the MHC after the Reorganization so long as such Persons remain depositors of the Bank after the Reorganization. In addition, all Persons who become depositors of the Stock Bank following the Reorganization will have membership rights with respect to the MHC. The rights and powers of the MHC will be defined by the MHC's Charter and Bylaws (a copy of which is attached to this Plan as Exhibit C and made a part hereof) and by the statutory and regulatory provisions applicable to savings and loan holding companies and mutual holding companies. In particular, the MHC will be subject to the limitations and restrictions imposed on savings and loan holding companies by Section 10(o)(5) of the HOLA.

         The initial members of the Board of Directors of the MHC will be the existing Board of Directors of the Bank. Thereafter, approximately one-third of the directors of the MHC will be elected annually by the members of the MHC who will consist of the former Members of the Bank and all Persons who become depositors of the Bank after the Reorganization.

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

4.       CONDITIONS TO IMPLEMENTATION OF THE REORGANIZATION

         Consummation of the Reorganization is conditioned upon the following:

         A. Approval of the Plan by a majority of the Board of Directors of the Bank.

         B. The filing of a Reorganization Notice, including the Plan, with the OTS and either:

                  (i) The OTS has given written notice of its intent not to disapprove the reorganization; or

                  (ii) Sixty days have passed since the OTS received the Reorganization Notice and deemed it sufficient under
                           Section 516.210 or Section 516.220 of the
                           Regulations, and the OTS has not given written notice that the Reorganization is disapproved or extended for an additional 30 days the period during which disapproval may be issued.

         C. The filing of a holding company application with and approval by the OTS pursuant to the HOLA for the Holding Company and MHC to become savings and loan holding companies by owning or acquiring 100% of the common stock of the Stock Bank and the Holding Company, respectively, to be issued in connection with the Reorganization.

         D. Submission of the Plan to the Members for approval pursuant to a Proxy Statement and form of proxy cleared in advance by the OTS, and such Plan is approved by a majority of the total votes of the Members eligible to be cast at a meeting held at the call of the Directors in accordance with the procedures prescribed by the Bank's Charter and Bylaws.

         E. All necessary approvals have been obtained from the Bank Regulators in connection with the adoption of the charter and bylaws of the MHC, the Holding Company and the Stock Bank, the conversion of the Bank to a stock charter, and any transfer of assets and liabilities of the Bank to the Stock Bank pursuant to the Plan; and all conditions specified or otherwise imposed by the Bank Regulators in connection with the issuance of a notice of intent not to disapprove the Notice have been satisfied.

5.       SPECIAL MEETING OF MEMBERS

         Subsequent to the approval of the Plan by the Bank Regulators, the Special Meeting shall be scheduled in accordance with the Bank's Bylaws. Promptly after receipt of approval and at least 20 days but not more than 45 days prior to the Special Meeting, the Bank shall distribute proxy solicitation materials to all Members. The proxy solicitation materials shall include a proxy statement, and other documents authorized for use by the regulatory authorities. A copy of the Plan will be made available to Members upon request. Pursuant to the Regulations, an affirmative vote of not less than a majority of the total votes eligible to be cast by Members is required for approval of the Plan. Voting may be in person or by proxy. The Bank Regulators shall be notified promptly of the vote of the Members.

6.       RIGHTS OF MEMBERS OF THE MHC

         Following the Reorganization, all Persons who had membership rights with respect to the Bank as of the date of the Reorganization will continue to have such rights solely with respect to the MHC. All existing proxies granted by members of the Bank to the Board of Directors of the Bank shall automatically become proxies granted to the Board of Directors of the MHC. In addition, all Persons who become depositors of the Stock Bank subsequent to the Reorganization also will have membership rights with respect to the MHC. In each case, no Person who ceases to be the holder of a deposit account with the Stock Bank after the Reorganization shall have any membership or other rights with respect to the MHC.

7.       CONVERSION OF MHC TO STOCK FORM

         Following the completion of the Reorganization, the MHC may elect to convert to stock form in accordance with applicable law (a "Conversion Transaction"). There can be no assurance when, if ever, a Conversion Transaction will occur, and the Board of Directors has no intent or plan to undertake a Conversion Transaction. If the Conversion Transaction does not occur, the MHC will always own a majority of the Common Stock of the Holding Company.

         In a Conversion Transaction, the MHC would be eliminated by merging with and into the Stock Bank or the Holding Company, with the Stock Bank or the Holding Company as the resulting entity, and the depositors of the Stock Bank would receive the right to subscribe for shares of common stock of the Holding Company, or its successor representing the ownership interest of the MHC. The additional shares of common stock of the Holding Company issued in the Conversion Transaction would be sold at their aggregate pro forma market value as determined by an Independent Appraisal.

         Any Conversion Transaction shall be fair and equitable to Minority Stockholders. In any Conversion Transaction, Minority Stockholders, if any, will be entitled without additional consideration to maintain the same percentage ownership interest in the Holding Company after the Conversion Transaction as their percentage ownership interest in the Holding Company immediately prior to the Conversion Transaction (i.e., the "Minority Ownership Interest"). The Minority Ownership Interest of Minority Stockholders shall not be reduced in a Conversion Transaction as a result of any waiver of dividends by the MHC.

         At the sole discretion of the Board of Directors of the MHC and the Holding Company, a Conversion Transaction may be effected in any other manner necessary to qualify the Conversion Transaction as a tax-free reorganization under applicable federal and state tax laws, provided such Conversion Transaction does not diminish the rights and ownership interest of Minority Stockholders. If a Conversion Transaction does not occur, the MHC will always own a majority of the voting stock of the Holding Company. Management of the Bank has no current intention to conduct a Conversion Transaction.

         A Conversion Transaction would require the approval of applicable federal regulators, and would be presented to a vote of the members of the MHC. Federal regulatory policy requires that in any Conversion Transaction the members of the MHC will be accorded the same stock purchase priorities as if the MHC were a mutual savings bank converting to stock form.

8.       TIMING OF THE REORGANIZATION AND SALE OF CAPITAL STOCK

         The Bank intends to consummate the Reorganization as soon as feasible following the receipt of all approvals referred to in Section 4 of the Plan. Subject to the approval of the OTS, the Holding Company intends to commence the Stock Offering concurrently with the proxy solicitation of Members. Subject to regulatory approval, the Holding Company may close the Stock Offering before the Special Meeting, provided that the offer and sale of the Common Stock shall be conditioned upon approval of the Plan by the Members at the Special Meeting. The Stock Offering shall be conducted in compliance with 12 C.F.R. part 563g, the securities offering regulations of the SEC and, to the extent applicable, Form OC promulgated under the Regulations.

9.       NUMBER OF SHARES TO BE OFFERED

         The total number of shares (or range thereof) of Common Stock to be issued and offered for sale pursuant to the Plan shall be determined initially by the Board of Directors of the Bank and the Board of Directors of the Holding Company in conjunction with the determination of the Independent Appraiser. The number of shares to be offered may be adjusted prior to completion of the Stock Offering. The total number of shares of Common Stock that may be issued to Persons other than the MHC at the close of the Stock Offering must be no greater than 49.9% of the issued and outstanding shares of Common Stock of the Holding Company.

10.      INDEPENDENT VALUATION AND PURCHASE PRICE OF SHARES

         The Offering Range will be determined jointly by the Board of Directors of the Bank and the Board of Directors of the Holding Company immediately prior to the commencement of the Stock Offering, subject to adjustment thereafter if necessitated by market or financial conditions, with the approval of the OTS, if necessary. In particular, the total number of shares may be increased by up to 15% of the number of shares offered in the Stock Offering if the Estimated Valuation Range is increased subsequent to the commencement of the Stock Offering to reflect demand for the stock or changes in market and financial conditions.

         All shares of Common Stock sold in the Stock Offering will be sold at a uniform price per share equal to $10.00 per share and such price shall be referred to in this Plan as the Actual Subscription Price. The aggregate purchase price for all shares of Common Stock will not be inconsistent with the estimated consolidated pro forma market value of the Holding Company and the Bank. The estimated consolidated pro forma market value of the Holding Company and the Bank will be determined for such purpose by the Independent Appraiser.

         Prior to the commencement of the Stock Offering, an Estimated Valuation Range will be established, which range will vary within 15% above to 15% below the midpoint of such range as determined by the Board of Directors of the Holding Company at the time of the Stock Offering and consistent with OTS regulations. The shares of Common Stock being sold in the Stock Offering will represent a minority ownership interest in the outstanding Common Stock of the Holding Company equal to up to 45% of the estimated pro forma market value of the Common Stock based upon the Independent Valuation. The percentage of Common Stock offered for sale in the Stock Offering and the Offering Price Range shall be determined by the Board of Directors of the Holding Company and the Board of Directors of the Bank prior to commencement of the Stock Offering, and will be confirmed upon completion of the Stock Offering based on the final or updated Independent Valuation submitted by the Independent Appraiser.

         The number of shares of Common Stock to be issued in the Stock Offering and the purchase price per share may be increased or decreased by the Holding Company. In the event that the aggregate purchase price of the Common Stock is below the minimum of the Estimated Valuation Range, or materially above the maximum of the Estimated Valuation Range, resolicitation of purchasers may be required, provided that up to a 15% increase above the maximum of the Estimated Valuation Range will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the Bank shall establish, with the approval of the OTS, if required.

         Based upon the Independent Valuation as updated prior to the commencement of the Stock Offering, the Board of Directors of the Holding Company may establish the minimum and maximum percentage of shares that will be offered for sale in the Stock Offering, or it may fix the percentage shares that will be offered for sale in the Stock Offering. In the event the percentage of the shares offered for sale in the Minority Stock Offering is not fixed in the Stock Offering, the Minority Ownership Interest resulting from the Stock Offering will be determined as follows: (a) the product of (x) the total number of shares of Common Stock sold by the Holding Company and (y) the purchase price per share, divided by (b) the aggregate pro forma market value of the Bank and the Holding Company upon the closing of the Stock Offering and sale of all the Common Stock.

         Notwithstanding the foregoing, no sale of Common Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Holding Company, the Bank and to the Bank Regulators that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Common Stock sold in the Stock Offering at the Actual Subscription Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company and the Bank. If such confirmation is not received, the Holding Company may cancel the Stock Offering, extend the Stock Offering and establish a new Actual Subscription Price and/or Estimated Valuation Range, extend, reopen or hold a new Stock Offering or take such other action as the Bank Regulators may permit. The estimated market value of the Holding Company and the Bank shall be determined for such purpose by an Independent Appraiser on the basis of such appropriate factors as are not inconsistent with OTS appraisal regulations. The Common Stock to be issued in the Stock Offering shall be fully paid and nonassessable.

         If there is a Community Offering or Syndicated Community Offering of shares of Common Stock not subscribed for in the Subscription Offering, the price per share at which the Common

Stock is sold in such Community Offering or Syndicated Community Offering shall be equal to the Actual Subscription Price. Shares sold in the Community Offering or Syndicated Offering will be subject to the same limitations as shares sold in the Subscription Offering.

11.      METHOD OF OFFERING SHARES AND RIGHTS TO PURCHASE STOCK

         In descending order of priority, the opportunity to purchase Common Stock shall be given in the Subscription Offering to: (1) Eligible Account Holders; (2) Tax-Qualified Employee Plans; (3) Supplemental Eligible Account Holders; and (4) Other Members. Any shares of Common Stock that are not subscribed for in the Subscription Offering may at the discretion of the Board of Directors of the Bank and the Holding Company be offered for sale in a Community Offering or a Syndicated Community Offering. The minimum purchase by any Person shall be 25 shares. The Bank may use its discretion in determining whether prospective purchasers are "Residents," "Associates," or "Acting in Concert", and in interpreting any and all other provisions of the Plan. All such determinations are in the sole discretion of the Bank, and may be based on whatever evidence the Bank chooses to use in making any such determination.

         In addition to the priorities set forth below, and subject to the approval of the OTS, the Board of Directors may establish other priorities for the purchase of Common Stock, and may change the order of priorities set forth below. The priorities for the purchase of shares in the Stock Offering are as follows:

         A.       Subscription Offering

                  Priority 1: Eligible Account Holders. Each Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $125,000, one-tenth of one percent (.10%) of the total shares offered in the Stock Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Stock Offering by a fraction, of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber's Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. Subscription rights to purchase Common Stock received by Officers and Directors of the Bank including Associates of Officers and Directors, based on their increased deposits in the Bank in the one year preceding the Eligibility Record Date, shall be subordinated to the subscription rights of other Eligible Account Holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his or her subscription Order Form all Deposit Accounts in which he had an ownership interest as of the Eligibility Record Date.

                  Priority 2: Tax-Qualified Employee Plans. The Tax-Qualified Employee Plans shall be given the opportunity to purchase in the aggregate up to 10% of the Common Stock issued in the Stock Offering. In the event of an oversubscription in the Stock Offering, subscriptions for shares by the Tax-Qualified Employee Plans may be satisfied, in whole or in part, out of authorized but unissued shares of the Holding Company, subject to the maximum purchase limitations applicable to such plans and set forth in Section 12, or may be satisfied, in whole or in part, through open market purchases by the Tax-Qualified Employee Plans subsequent to the closing of the Stock Offering. If the final valuation exceeds the maximum of the Offering Price Range, up to 10% of Common Stock issued in the Stock Offering may be sold to the Tax Qualified Employee Plans notwithstanding any oversubscription by Eligible Account Holders.

                  Priority 3: Supplemental Eligible Account Holders. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $125,000, one-tenth of one percent (.10%) of the total shares offered in the Stock Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Stock Offering by a fraction, of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders. In the event Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the Tax-Qualified Employee Plans, exceed available shares, the shares of Common Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber's Qualifying Deposits on the Supplemental Eligibility Record Date bear to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

                  Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, each Other Member shall have the opportunity to purchase up to $125,000 of Common Stock offered in the Stock Offering, provided that the Bank may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 12. In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated among the subscribing Other Members pro rata in the same proportion as his number of votes on the Voting Record Date bears to the total number of votes on the Voting Record Date of all subscribing Other Members on such date. Such number of votes shall be determined based on the Bank's mutual charter and bylaws in effect on the date of approval by members of this Plan.

         B.       Community Offering/Public Offering

         Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering. This will involve an offering of all unsubscribed shares directly to the general public with a preference given to those natural persons who are Residents. The Community Offering, if any, shall be for a period of not more than 45 days unless extended by the Holding Company and the Bank, and shall commence concurrently with, during or promptly after the Subscription Offering. The Holding Company and the Bank may use an investment banking firm or firms on a best efforts basis to sell the unsubscribed shares in the Subscription and Community Offering. The Holding Company and the Bank may pay a commission or other fee to such investment banking firm or firms as to the shares sold by such firm or firms in the Subscription and Community Offering and may also reimburse such firm or firms for expenses incurred in connection with the sale. The Community Offering may include a Syndicated Community Offering managed by such investment banking firm or firms. The Common Stock will be offered and sold in the Community Offering, in accordance with the Regulations, so as to achieve the widest distribution of the Common Stock. No Person, by himself or herself, or with an Associate or group of Persons Acting in Concert, may subscribe for or purchase more than $250,000 of Common Stock offered in the Community Offering. Further, the Holding Company may limit total subscriptions under this Section 11(B) so as to assure that the number of shares available for the public offering may be up to a specified percentage of the number of shares of Common Stock. Finally, the Holding Company may reserve shares offered in the Community Offering for sales to institutional investors.

         In the event of an oversubscription for shares in the Community Offering, shares may be allocated (to the extent shares remain available) first to cover orders of natural persons residing in the Community, then to cover the orders of any other Person subscribing for shares in the Community Offering so that each such Person may receive 1,000 shares. In the event orders for Common Stock in any of these categories exceed the number of shares available for sale, shares may be allocated on a pro rata basis within a category based on the amount of the respective orders. In addition, orders received for Common Stock in the Community Offering or any Syndicated Community Offering shall first be filled up to a maximum of two percent (2%) of the shares sold and thereafter, remaining shares will be allocated on an equal number of shares per order basis until all orders are filled.

         The Bank and the Holding Company, in their sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section 11(B).

         Any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, shall then be sold to the underwriters for resale to the general public in a public offering. It is expected that the public offering will commence as soon as practicable after termination of the Subscription Offering and the Community Offering, if any. The public offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. The public offering price and the underwriting discount shall be determined by an underwriting agreement between the Holding Company, the Bank and the underwriters. Such underwriting agreement shall be filed with the OTS and the SEC.

         If for any reason a public offering of unsubscribed shares of Common Stock cannot be effected and any shares remain unsold after the Subscription Offering and the Community Offering, if any, the Boards of Directors of the Holding Company and the Bank will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the OTS and to compliance with applicable securities laws. Depending upon market and financial conditions, the Board of Directors of the Holding Company and the Board of Directors of the Bank, with the approval of the OTS, may increase or decrease any of the purchase limitations set forth in this Section 11.

12.      ADDITIONAL LIMITATIONS ON PURCHASES OF COMMON STOCK

         Purchases of Common Stock in the Stock Offering will be subject to the following purchase limitations:

         A. The aggregate amount of outstanding Common Stock of the Holding Company owned or controlled by Persons other than MHC at the close of the Stock Offering shall not exceed 49.9% of the Holding Company's total outstanding Common Stock.

         B. The maximum purchase of Common Stock in the Subscription Offering by any Person or group of Persons through a single account is $125,000. No Person, by himself or herself, or with an Associate or group of Persons Acting in Concert, may purchase more than $250,000 of Common Stock, except that (i) the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation up to 5% of the number of shares of Common Stock offered in the Stock Offering; (ii) the Tax-Qualified Employee Plan may purchase up to 10% of the shares offered in the Stock Offering; and (iii) for purposes of this subsection 12(B), shares to be held by any ---------------- Tax-Qualified Employee Plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

         C. The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by any Non-Tax-Qualified Employee Plan or any Management Person and his or her Associates, exclusive of any stock acquired by such plan or such persons in the secondary market, shall not exceed 4.9% of the outstanding shares at the close of the Stock Offering. For purposes of Sections 12(C) and 12(D), in calculating the number of shares held by any Management Person or his or her Associates, shares held by any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan that are attributable to such persons shall not be counted.

         D. The aggregate amount of Common Stock and preferred stock (if any) acquired in the Stock Offering, plus all prior issuances by the Holding Company, by any Non-Tax-Qualified Employee Plan or any Management Person and his or her Associates, exclusive of any stock acquired by such plan or such persons in the secondary market, shall not exceed 4.9% of the stockholder's equity of the Holding Company at the close of the Stock Offering.

         E. The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by any one or more Tax-Qualified Employee Plans, exclusive of any stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of Common Stock at the close of the Stock Offering.

         F. The aggregate amount of Common Stock and preferred stock (if any) acquired in the Stock Offering, plus all prior issuances by the Holding Company, by any one or more Tax-Qualified Employee Plans, exclusive of any stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders' equity of the Holding Company at the close of the Stock Offering.

         G. The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by all Non-Tax-Qualified Employee Plans, Management Persons and their Associates, exclusive of any stock acquired by such plans or such persons in the secondary market, shall not exceed 31% of the outstanding shares of Common Stock of the Holding Company held by Persons other than the MHC at the close of the Stock Offering. For purposes of Sections 12(G) and 12(H), in calculating the number of shares held by Management Persons and their Associates, shares held by any Tax-Qualified Employee Plans or Non-Tax-Qualified Employee Plans that are attributable to such persons shall not be counted.

         H. The aggregate amount of Common Stock and preferred stock (if any) acquired in the Stock Offering, plus all prior issuances by the Holding Company, by all Non-Tax Qualified Plans, Management Persons and their Associates, exclusive of any stock acquired by such plans and such persons in the secondary market, shall not exceed 31% of the stockholders' equity of the Holding Company held by Persons other than the MHC at the close of the Stock Offering.

         I. The aggregate amount of Common Stock acquired in the Stock Offering, plus all prior issuances by the Holding Company, by all Non-Tax Qualified Employee Plans and Tax-Qualified Employee Plans, other than the ESOP, shall not exceed 25% of the outstanding Common Stock of the Holding Company held by Persons other than the MHC at the close of the Stock Offering.

         J. Notwithstanding any other provision of this Plan, no Person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. The Holding Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

         K. The Board of Directors of the Holding Company has the right in its sole discretion to reject any order submitted by a Person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or Acting in Concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan.

         L. The Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe for Common Stock pursuant to the Plan reside. However, the Holding Company and the Bank are not required to offer Common Stock to any Person who resides in a foreign country.

         M. A minimum of 25 shares of Common Stock must be purchased by each Person purchasing shares in the Stock Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Common Stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board of Directors of the Holding Company.

         SUBSCRIPTION RIGHTS AFFORDED UNDER THIS PLAN AND BY OTS REGULATIONS ARE NON-TRANSFERABLE. NO PERSON MAY TRANSFER, OFFER TO TRANSFER, OR ENTER INTO ANY AGREEMENT OR UNDERSTANDING TO TRANSFER, THE LEGAL OR BENEFICIAL OWNERSHIP OF ANY SUBSCRIPTION RIGHTS OR SHARES OF COMMON STOCK, EXCEPT PURSUANT TO THIS PLAN.

         EACH PERSON PURCHASING COMMON STOCK IN THE STOCK OFFERING WILL BE DEEMED TO CONFIRM THAT SUCH PURCHASE DOES NOT CONFLICT WITH THE PURCHASE LIMITATIONS IN THIS PLAN. ALL QUESTIONS CONCERNING WHETHER ANY PERSONS ARE ASSOCIATES OR A GROUP ACTING IN CONCERT OR WHETHER ANY PURCHASE CONFLICTS WITH THE PURCHASE LIMITATIONS IN THIS PLAN OR OTHERWISE VIOLATES ANY PROVISION OF THIS PLAN SHALL BE DETERMINED BY THE BANK IN ITS SOLE DISCRETION. SUCH DETERMINATION SHALL BE CONCLUSIVE, FINAL AND BINDING ON ALL PERSONS AND THE BANK MAY TAKE ANY REMEDIAL ACTION, INCLUDING WITHOUT LIMITATION REJECTING THE PURCHASE OR REFERRING THE MATTER TO THE OTS FOR ACTION, AS IN ITS SOLE DISCRETION THE BANK MAY DEEM APPROPRIATE.

13.      PAYMENT FOR STOCK

         All payments for Common Stock subscribed for or ordered in the Stock Offering must be delivered in full to the Bank, together with a properly completed and executed Order Form, or purchase order in the case of the Syndicated Community Offering, on or prior to the expiration date specified on the Order Form or purchase order, as the case may be, unless such date is extended by the Bank; provided, that if the Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Common Stock subscribed for by such plans at the Actual Subscription Price upon consummation of the Stock Offering. Payment for Common Stock shall be made either by check or money order, or if a purchaser has a Deposit Account in the Bank, such purchaser may pay for the shares subscribed for by authorizing the Bank to make a withdrawal from the purchaser's passbook, money market or certificate account at the Bank in an amount equal to the purchase price of such shares. Such authorized withdrawal, whether from a savings passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirements, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the purchaser's Deposit Account but may not be used by the purchaser until the Common Stock has been sold or the 45-day period (or such longer period as may be approved by the OTS) following the Stock Offering has expired, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the purchase price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest will be paid by the Bank at a rate, not less than the Bank's passbook rate, established by the Bank on payment for Common Stock received in cash or by check. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Stock Offering. If for any reason the Stock Offering is not consummated, all payments made by subscribers in the Stock Offering will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.

14.      MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

         As soon as practicable after the prospectus prepared by the Holding Company and the Bank has been declared effective by the OTS and the SEC, copies of the prospectus and Order Forms will be distributed to all Eligible Account Holders, Supplemental Eligible Account Holders and Members at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Common Stock in the Subscription Offering and will be made available for use by those Persons entitled to purchase in the Community Offering.

         Each Order Form will be preceded or accompanied by the prospectus describing the Holding Company, the Bank, the Common Stock and the Subscription and Community Offerings. Each Order Form will contain, among other things, the following:

         A. A specified date by which all Order Forms must be received by the Bank, which date shall be not less than 20, nor more than 45 days, following the date on which the Order Forms are mailed by the Bank, and which date will constitute the termination of the Subscription Offering;

         B. The purchase price per share for shares of Common Stock to be sold in the Subscription and Community Offerings;

         C. A description of the minimum and maximum number of shares of Common Stock that may be subscribed for pursuant to the exercise of Subscription Rights or otherwise purchased in the Community Offering;

         D. Instructions as to how the recipient of the Order Form is to indicate thereon the number of shares of Common Stock for which such Person elects to subscribe and the available alternative methods of payment therefor;

         E. An acknowledgment that the recipient of the Order Form has received a final copy of the prospectus prior to execution of the Order Form;

         F. A statement indicating the consequences of failing to properly complete and return the Order Form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Bank within the subscription period such properly completed and executed Order Form, together with cash (if delivered in person), check or money order in the full amount of the purchase price as specified in the Order Form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Bank withdraw said amount from the subscriber's Deposit Account at the Bank); and

         G. A statement to the effect that the executed Order Form, once received by the Bank, may not be modified or amended by the subscriber without the consent of the Bank. Notwithstanding the above, the Bank and the Holding Company reserve the right in their sole discretion to accept or reject orders received on photocopied or facsimilied Order Forms.

15.      UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT

         In the event Order Forms (a) are not delivered and are returned to the Bank by the United States Postal Service or the Bank is unable to locate the addressee, (b) are not received back by the Bank or are received by the Bank after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the Order Form within the time period specified thereon; provided, that the Bank may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Bank may specify. The interpretation by the Bank of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the Bank Regulators.

16.      COMPLETION OF THE STOCK OFFERING

         The Stock Offering will be terminated if not completed within 90 days from the date on which the prospectus is declared effective by the OTS, unless the OTS approves an extension.

17.      MARKET FOR COMMON STOCK

         If at the close of the Stock Offering the Holding Company has more than 100 shareholders of any class of stock, the Holding Company shall use its best efforts to:

         (i) encourage and assist a Market Maker to establish and maintain a market for that class of stock; and

         (ii) list that class of stock on a national or regional securities exchange, or on the Nasdaq system.

18.      STOCK PURCHASES BY MANAGEMENT PERSONS AFTER THE STOCK OFFERING

         For a period of three years after the proposed Stock Offering, no Management Person or his or her Associates may purchase or acquire direct or indirect beneficial ownership, without the prior written approval of the OTS, any Common Stock of the Holding Company, except from a broker-dealer registered with the SEC. The foregoing shall not apply to: (i) negotiated transactions involving more than 1% of the outstanding stock in the class of stock; or (ii) purchases of stock made by and held by any Tax-Qualified or Non-Tax Qualified Employee Plan of the Stock Bank or the Holding Company even if such stock is attributable to Management Persons or their Associates.

19.      RESALES OF STOCK BY MANAGEMENT PERSONS

         Common Stock purchased by Management Persons and their Associates in the Stock Offering may not be resold for a period of at least one year following the date of purchase, except in the case of death of the Management Person or Associate.

20.      STOCK CERTIFICATES

         Each stock certificate shall bear a legend giving appropriate notice of the restrictions set forth in Sections 18 and 19 above. Appropriate instructions shall be issued to the Holding Company's transfer agent with respect to applicable restrictions on transfers of such stock. Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock, shall be subject to the same restrictions as apply to the restricted stock.

         In addition, shares of Common Stock issued by the Holding Company and contributed to the Foundation or otherwise acquired by the Foundation will bear the following legend: "The Board of Directors must consider the shares that this stock certificate represents as voted in the same ratio as all other shares voted on each proposal considered by the shareholders, as long as the shares are controlled by the charitable organization."

21.      RESTRICTION ON FINANCING STOCK PURCHASES

         The Holding Company will not knowingly offer or sell any of the Common Stock proposed to be issued to any Person whose purchase would be financed by funds loaned to the Person by the Holding Company, the Bank or any of their Affiliates.

22.      STOCK BENEFIT PLANS

         The Board of Directors of the Bank and/or the Holding Company intend to adopt one or more stock benefit plans for its employees, officers and directors, including an ESOP, stock award plans and stock option plans, which will be authorized to purchase Common Stock and grant options for Common Stock. However, only the Tax-Qualified Employee Plans will be permitted to purchase Common Stock in the Stock Offering subject to the purchase priorities set forth in this Plan. The Board of Directors of the Bank or the Holding Company intends to establish the ESOP and authorize the ESOP and any other Tax-Qualified Employee Plans to purchase in the aggregate up to 10% of the shares of Common Stock issued in the Stock Offering. The Stock Bank or the Holding Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Plans to purchase Common Stock issued in the Stock Offering or to purchase issued and outstanding shares of Common Stock or authorized but unissued shares of Common Stock subsequent to the completion of the Stock Offering, provided such contributions do not cause the Stock Bank to fail to meet any of its regulatory capital requirements. This Plan authorizes the Holding Company to grant and issue Common Stock to Non-Tax Qualified Employee Plans and Tax Qualified Employee Plans, other than the ESOP, in an aggregate amount of up to 25% of the outstanding Common Stock held by Persons other than the MHC at the close of the Stock Offering. Notwithstanding the foregoing, if such plans are adopted within one year after the completion of the Stock Offering, the Board of Directors of the Bank or the Holding Company intends to grant and issue the following: (i) awards of Common Stock after the Stock Offering pursuant to one or more stock recognition and award plans (the "Recognition Plans") in an amount equal to up to 4% of the shares issued in the Stock Offering, and (ii) options to purchase a number of shares of the Holding Company's Common Stock in an amount equal to up to 10% of the shares issued in the Stock Offering. Shares awarded to the Tax Qualified Employee Plans or pursuant to the Recognition Plans, and shares issued upon exercise of options may be authorized but unissued shares of the Holding Company's Common Stock, or shares of Common Stock purchased by the Holding Company or such plans on the open market. Subject to OTS approval, the Bank/Holding Company may permit subscribers to vote on the implementation of a stock award plan and/or stock option plan at the time of the Subscription Offering.

23.      POST-REORGANIZATION FILING AND MARKET MAKING


         It is likely that there will be a limited market for the Common Stock sold in the Stock Offering, and purchasers must be prepared to hold the Common Stock for an indefinite period of time. If the Holding Company has more than 35 stockholders of any class of stock, the Holding Company shall register its Common Stock with the SEC pursuant to the Exchange Act, and shall undertake not to deregister such Common Stock for a period of three years thereafter.

24.      PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

         The Holding Company may not declare or pay a cash dividend on its Common Stock if the effect thereof would cause the regulatory capital of the Bank to be reduced below the amount required under Section 567.2 of the Regulations. Otherwise, the Holding Company may declare dividends or make other capital distributions in accordance with Section 563b.520 of the Regulations. Following completion of the Stock Offering, the Holding Company may repurchase its Common Stock consistent with Section 563b.510 and Section 563b.515 of the Regulations relating to stock repurchases, as long as such repurchases do not cause the regulatory capital of the Bank to be reduced below the amount required under Section 563b.520 of the Regulations. The MHC may from time to time purchase Common Stock of the Holding Company. Subject to any notice or approval requirements of the OTS under the Regulations, the MHC may waive its right to receive dividends declared by the Holding Company.

25.      ESTABLISHMENT AND FUNDING OF THE FOUNDATION


         As part of the Charter Conversion and Reorganization, the Holding Company and the Bank intend to establish the Foundation and the Holding Company will donate to the Foundation from authorized but unissued shares of Common Stock, an amount equal to 75,000 shares or 1.3% at the midpoint of the Offering Range issued in the Stock Offering and the Bank will contribute cash in the amount of $750,000. The Foundation is being formed in connection with the Charter Conversion and Reorganization in order to complement the Bank's existing community reinvestment activities and to share with the Bank's local community a part of the Bank's financial success as a locally headquartered, community-minded financial services institution. The funding of the Foundation with Holding Company Common Stock accomplishes this goal as it enables the community to share in the growth and profitability of the Holding Company and the Bank over the long term.


         The Foundation will be dedicated to the promotion of charitable purposes including grants or donations to support housing, not-for-profit community groups and other types of organizations or civic-minded projects. The Foundation annually will distribute total grants to assist charitable organizations or to fund charitable projects within its local community of not less than 5% of the average fair value of Foundation assets each year, less certain expenses. In order to serve the purposes for which it was formed and maintain its Section 501(c) qualification, the Foundation may sell, on an annual basis, a limited portion of the Holding Company Common Stock contributed to it by the Holding Company.

         The Board of Directors of the Foundation will be comprised of individuals who are Officers and/or Directors of the Holding Company or the Bank and, for at least five years after its organization, at least one member of the Bank's community who is not an Officer or Director of the Holding Company or the Bank. The Board of Directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation. Those Directors of the Bank or the Holding Company who will also serve on the Board of Directors of the Foundation will be identified prior to adoption of this Plan by the Board of Directors of the Bank. Those Directors so identified will not participate in discussions concerning contributions to the Foundation and will not vote on such matters.

26.      INTERPRETATION

         All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Bank shall be final, subject to the authority of the Bank Regulators.

27.      REORGANIZATION AND STOCK OFFERING EXPENSES

         The Regulations require that the expenses of any Stock Offering must be reasonable. The Bank will use its best efforts to assure that the expenses incurred by the Bank and the Holding Company in effecting the Reorganization and the Stock Offering will be reasonable.

28.      AMENDMENT OR TERMINATION OF THE PLAN

         If necessary or desirable, the terms of the Plan may be substantially amended by a majority vote of the Bank's Board of Directors as a result of comments from regulatory authorities or otherwise, at any time prior to submission of the Plan and proxy materials to the Members. At any time after submission of the Plan and proxy materials to the Members, the terms of the Plan that relate to the Reorganization may be amended by a majority vote of the Board of Directors only with the concurrence of the Bank Regulators. Terms of the Plan relating to the Stock Offering including, without limitation, Sections 7 through 20, may be amended by a majority vote of the Bank's Board of Directors as a result of comments from regulatory authorities or otherwise at any time prior to the approval of the Plan by the Bank Regulators and at any time thereafter with the concurrence of the Bank Regulators. The Plan may be terminated by a majority vote of the Board of Directors at any time prior to the earlier of approval of the Plan by the Bank Regulators and the date of the Special Meeting, and may be terminated by a majority vote of the Board of Directors at any time thereafter with the concurrence of the Bank Regulators. In its discretion, the Board of Directors may modify or terminate the Plan upon the order of the regulatory authorities without a resolicitation of proxies or another meeting of the Members; however, any material amendment of the terms of the Plan that relate to the Reorganization which occur after the Special Meeting shall require a resolicitation of Members. Failure of the Members to approve the Plan will result in the termination of the Plan.

         The Plan shall be terminated if the Reorganization is not completed within 24 months from the date upon which the Members of the Bank approve the Plan, and may not be extended by the Bank or the Bank Regulators.


         Dated: June 24, 2003, as amended on August 24, 2003.